As filed with the Securities and Exchange Commission on August 8, 2001

     REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

RADVIEW SOFTWARE LTD.
(Exact name of Registrant as specified in its charter)

ISRAEL (State or other jurisdiction of incorporation or organization)	NOT APPLICABLE (I.R.S. Employer Identification No.)

7 New England Executive Park
Burlington, Massachusetts 01803
(781) 238-1111
(Address of Principal Executive Offices)

RADVIEW SOFTWARE LTD. KEY EMPLOYEE SHARE INCENTIVE PLAN (1996)
RADVIEW SOFTWARE LTD. UNITED STATES SHARE INCENTIVE PLAN (2000)
(Full titles of the plans)

Brian E. LeClair
Vice President and Chief Financial Officer
RadView Software Ltd.
7 New England Executive Park
Burlington, Massachusetts 01803
(781) 238-1111
(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Ordinary Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, NIS 0.01 par value per share	3,509,036	shares	$1.349	$4,732,961	$1,183.24
	1,750,000	shares	$1.426	$2,496,100	$ 624.02
	470,786	shares	$0.605	$ 284,826	$ 71.21

	5,729,822	shares	$1.311	$7,513,887	$1,878.47

(1)	The number of ordinary shares, NIS 0.01 par value per share (“Ordinary Shares”) stated above consists of: (i) the aggregate number of Ordinary Shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the Radview Software Ltd. Key Employee Share Incentive Plan (1996), (3,509,036 shares); plus (ii) the aggregate number of Ordinary Shares which may be sold upon the exercise of options which have been granted and/or may hereafter be granted under the RadView Software Ltd. United States Share Incentive Plan (2000) (1,750,000 shares) (collectively, the “Plans”); plus (iii) the additional Ordinary Shares previously issued under the RadView Software Ltd. Key Employee Share Incentive Plan (1996) which may be offered for resale (470,786 shares) (the “Resale Shares”). The maximum number of Ordinary Shares that may be sold upon the exercise of such options granted under the Plans are subject to adjustment in accordance with certain anti-dilution and other provisions of the Plans. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of Ordinary Shares stated above, an indeterminate number of Ordinary Shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act as follows: (i) in the case of Ordinary Shares which may be purchased upon exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised; and (ii) in the case of (A) Ordinary Shares for which options have not yet been granted and the option price of which is therefore unknown and (B) the Resale Shares, the fee is calculated on the basis of the average of the high and low sale prices per share of the Ordinary Shares on the National Market System of the National Association of Securities Dealers Automated Quotation System (NASDAQ) as of a date August 2, 2001 within 5 business days prior to filing this Registration Statement.

EXPLANATORY NOTE

            In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this Registration Statement on Form S-8 for offers of Ordinary Shares pursuant to the Plans. The Prospectus filed as part of this Registration Statement has been prepared in accordance with the requirements of Form S-3 and may be used for reofferings and resales of Ordinary Shares that have been and/or may hereafter be issued upon the exercise of options that have been granted under the RadView Software Ltd. Key Employee Share Incentive Plan (1996).

            The Company has received from the Securities Authority of the State of Israel an exemption from Israel’s prospectus delivery requirements applicable to this offering. Nothing in such exemption shall be construed as authenticating the matters contained or incorporated by reference into this Registration Statement or as an approval of their reliability or adequacy or as an expression of opinion as to the quality of the securities offered hereby.

PROSPECTUS

RADVIEW SOFTWARE LTD.

760,249 Ordinary Shares

            We have registered up to 760,249 Ordinary Shares for sale by the selling shareholders listed on page 17 of this prospectus.

            Each of the shares to be sold either was issued or is issuable upon the exercise of options held by the selling shareholders. The selling shareholders may offer their Ordinary Shares through transactions on the Nasdaq National Market, in private transactions at current market prices, or at negotiated prices.

            We will not receive any of the proceeds form the selling shareholders’sale of their Ordinary Shares.

            Our Ordinary Shares trade on the Nasdaq National Market under the symbol “RDVW.” On August 6, 2001, the closing sale price of one of our Ordinary Shares as quoted on the Nasdaq National Market was $0.65.

            Our address is RadView Software Ltd., 7 New England Executive Park, Burlington Massachusetts 01803, and our telephone number is (781) 238-1111.

INVESTING IN OUR ORDINARY SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION FROM ISRAEL’S PROSPECTUS DELIVERY REQUIREMENTS. NOTHING IN THIS EXEMPTION SHALL BE CONSTRUED AS AUTHENTICATING THE MATTERS CONTAINED OR INCORPORATED BY REFERENCE INTO THIS REGISTRATION STATEMENT OR AS AN APPROVAL OF THEIR RELIABILITY OR ADEQUACY OR AS AN EXPRESSION OF OPINION AS TO THE QUALITY OF THE SECURITIES OFFERED IN THIS PROSPECTUS.

August 8, 2001.

            No person has been authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Ordinary Shares offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of an offer to buy any Ordinary Shares offered hereby to any person in any jurisdiction where it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.

THE COMPANY

            We provide innovative e-performance software solutions that enable companies to assure the performance of their business-critical web applications. Our software allows Internet-based companies and traditional enterprises to accelerate the deployment of their web applications and enables the successful implementation of their e-business strategies.

            We incorporated in Israel in 1991 and conducted our operations in Israel from 1993 until April 2000, when we relocated our corporate offices to the United States. We continue to maintain the core of our research and development operations in Israel. In August 2000, we completed our initial public offering of our Ordinary Shares, raising approximately $35.3 million after offering costs.

            In 1997, we introduced our first web-testing product, WebLOAD, which was initially focused on assessing the scalability of web applications. Since then, we have enhanced the functionality of WebLOAD to provide an integrated solution to assess the performance and accelerate the deployment of web applications. In February 2000, we introduced WebLOAD Resource Manager, or WebRM, which is designed to facilitate the systematic verification of web application quality throughout the application development lifecycle and to accelerate the deployment of high performance web applications. Both WebLOAD and WebRM are based on Internet standards and offer an integrated solution to comprehensively assess the scalability, efficiency and reliability of web applications. Our software provides detailed performance analysis and allows companies to verify the performance of their web applications throughout the development lifecycle. As a result, companies can better identify and quickly address performance bottlenecks and other problems, and accelerate the successful deployment of their web applications. Our products and their key features are:

•	WebLOAD: efficiently and accurately simulates the large number and many types of users, extreme fluctuations in traffic and complex usage patterns associated with the Internet.

•	WebRM: facilitates the systematic verification of application quality throughout the application development life cycle, from design to development and deployment.

            We have over 1,000 customers worldwide, including Fortune 1000 companies such as Anheuser-Busch, American Express, Compaq, Dell Computer, EarthLink, eBay, Fidelity Investments, Hewlett-Packard, IBM, Lucent Technologies, NCR, Reynolds &Reynolds, Sun Microsystems, and Vanguard.

RISK FACTORS

            A number of uncertainties exist that could affect our operating results, including, without limitation, the following:

RISKS RELATED TO OUR OPERATIONS

Our Limited Operating History Makes It Difficult To Evaluate Our Business Prospects.

            We are still in the early stages of our development. Therefore, evaluating our business operations and our prospects is difficult. We incorporated in Israel in 1991, commenced operations in 1993 and released our first product in 1994. In 1997, we introduced WebLOAD, which was initially focused on assessing the scalability of web applications. We began generating revenues from licensing our WebLOAD product in 1997. Since our inception, we have devoted our efforts primarily to the development of technology, recruiting management and technical staff, acquiring operating assets and raising capital. We have marketed our products for a relatively short time and the revenue and income potential of our business and markets are unproven. As a result, you may find it difficult to assess our prospects for future success.

We Have Had Operating Losses Since Our Inception And Expect To Incur Losses For The Foreseeable Future.

            We incurred net losses of approximately $2.7 million in 1998, $2.7 million in 1999, $11.0 million in 2000 and $5.5 million in the three months ended March 31, 2001. As of March 31, 2001, we had an accumulated deficit of approximately $29.5 million. Moreover, we expect to continue to incur significant sales and marketing, research and development and general and administrative expenses. We expect to incur losses for the foreseeable future and cannot be certain if or when we will achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

Our Quarterly Operating Results May Fluctuate, And If We Fail To Meet The Expectations Of Securities Analysts Or Our Investors, Our Share Price May Decrease Significantly And You Could Lose Part Or All Of Your Investment.

            Our quarterly revenues and operating results have varied significantly in the past and are likely to continue to vary significantly in the future. Our future quarterly operating results may fluctuate significantly and may not meet the expectations of securities analysts or investors. The factors that may cause fluctuations of our operating results include the following:

•	the size, timing and terms of sales of our products and services;

•	unexpected delays we may encounter in introducing new versions of WebLOAD and WebRM and new products and services;

•	our ability to successfully retain and expand our direct sales force and international sales organization;

•	our ability to establish and maintain relationships with our partners; and

•	the fixed nature of expenses such as base compensation and rent.

            Due to these and other factors, we believe that period-to-period comparisons of our results of operations may not be meaningful and should not be relied upon as indicators of our future performance.

It is possible that in future periods our results of operations may be below the expectations of public market analysts and investors. Furthermore, our quarterly revenues could be significantly affected by any future amendment or interpretation of applicable accounting standards. If this occurs, the price of our Ordinary Shares may decline.

We Anticipate Increased Operating Expenses And If We Do Not Correspondingly Increase Revenues, Our Operating Results Will Be Harmed.

            We expect that our operating expenses will increase significantly in the future as we take the following steps:

•	expand our sales and marketing operations;

•	broaden our customer support capabilities;

•	develop new distribution channels and strategic alliances;

•	fund increased levels of research and development; and

•	build our operational infrastructure and information systems.

            Our revenues may not grow at the same pace or even continue at their current level. If our revenues do not increase as anticipated, or if expenses increase at a greater pace than our revenues, our results of operations will be harmed. If we do not increase revenues correspondingly with our expenses, our operating results will be harmed.

We Expect To Depend On Sales Of Our Webload And WebRM Products For Substantially All Of Our Revenues For The Foreseeable Future.

            Our WebLOAD product accounted for all of our revenues prior to February 2000. We anticipate that revenues from our WebLOAD and WebRM products will constitute substantially all of our revenues for the foreseeable future. Consequently, any decline in the demand for our WebLOAD and WebRM products or their failure to achieve broad market acceptance, would seriously harm our business.

If We Fail To Develop New Products And Enhance Our Existing Products To Respond To Emerging Technologies And Industry Trends, We May Lose Market Share To Our Competitors And Revenues May Decline.

            The target market for our products is characterized by rapid technological change, frequent new product introductions, changes in customer requirements, evolving industry standards and significant competition. We expect to introduce new products and develop enhancements to our existing products. Our future financial performance depends upon our ability to timely identify new market trends and Internet technology and to develop and commercialize software that is compatible with these emerging trends and technologies. We may not accurately identify trends and technologies or we may experience difficulties that delay or prevent the successful development, introduction or marketing of new or enhanced software products in the future. In addition, our products may not meet the requirements of the marketplace or achieve market acceptance. If we fail to successfully and timely develop and deploy new products or product enhancements, we may lose market share to our competitors and our revenues may decline.

            In addition, our existing software products could become obsolete and unmarketable with the introduction of products, web applications or computer systems employing new technologies or industry standards. If our current software products become obsolete and we fail to introduce new products, our business will not be viable. Further, if our competitors introduce products earlier or that are more responsive than our products to emerging technologies and market trends, we will lose market share to our competitors and our revenues may decline.

Our Webload And WebRM Products Are New And It Is Unclear If They Will Achieve Market Acceptance.

            We do not know if our WebLOAD and WebRM products will be successful. The market for software that enables companies to assure the performance of web applications is in its infancy, and we are not certain that our target customers will use performance software or our products. In addition, in February 2000, we introduced WebRM, which we anticipate will be a critical element in our future commercial success. Even if our products provide effective solutions, our target customers may not choose them for technical, cost, support or other reasons. If our products do not achieve market acceptance, our business will be harmed.

We Face Significant Competition From Other Technology Companies And We May Not Be Able To Compete Effectively.

            The web application performance and testing solutions market is intensely competitive, subject to rapid change and significantly affected by new product introductions and other activities of market participants. Our primary competitors include companies who mainly offer application-testing software, such as Mercury Interactive. In addition, we compete against companies that provide a broader spectrum of development tools that include some verification functionality, such as Rational Software.

            We expect that competition will intensify in the future and that additional competitors will enter the market with competing products as the size and visibility of the market opportunity increases. Increased competition is likely to result in pricing pressures, reduced margins and may result in the failure of our products to achieve or maintain market acceptance, any of which could have a material adverse effect on our business, results of operations and financial condition. Some of our competitors have longer operating histories, better brand recognition, a larger installed base of customers and substantially greater financial, technical, marketing and other resources than we do. In addition, we anticipate that there will be continuing consolidation in our market. Consequently, our competitors may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies. Therefore, they may be able to respond more quickly to new or changing opportunities, technologies, standards or customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products directly to customers through bundling or other means. If competitors were to bundle competing products with their products, the demand for our products might be substantially reduced and our ability to distribute our products successfully would be substantially diminished. The entry of new competitors into our market could reduce our sales, require us to lower our prices, or both. Many of the factors that affect competition are outside our control, and there can be no assurance that we can maintain or enhance our competitive position against current and future competitors.

Our Sales Cycle Depends Partly On Factors Outside Our Control And May Cause Our Revenues To Vary Significantly.

            Our customers often view the purchase of our products as an important decision, particularly with respect to WebRM, which we introduced in February 2000. As a result, our customers may take a long time to evaluate our products before making their purchase decisions and this could result in a long, and often unpredictable, sales and implementation cycle for our products. This may cause our revenues and results of operations to vary significantly from period to period. With respect to WebRM, we spend time educating and providing information to our prospective customers regarding its use and benefits. In addition, we may expend significant sales and marketing expenses during the evaluation period before the customer places an order with us. Our customers often begin by purchasing our products on a pilot basis before they decide whether or not to purchase additional licenses for broader use within their organizations.

            We also have a limited order backlog, which makes revenues in any quarter substantially dependent upon orders we receive and deliver in that quarter. Because of these factors, our revenues and results of operations in any quarter may not meet market expectations or be indicative of future performance and it may be difficult for you to evaluate our prospects.

Defects In Our Products May Increase Our Costs And Diminish The Demand For Our Products.

            Our products are complex and they have occasionally contained, and may in the future contain, undetected errors when first introduced or when new versions are released. If our products do not perform as intended in specific company environments, we may incur warranty and repair costs, be subject to liability and experience delays. Regardless of the source of the errors, we must divert the attention of our engineering personnel from our research and development efforts to address the errors. We cannot assure you that we will not incur warranty or repair costs, be subject to liability claims for damages related to product errors or experience delays as a result of these errors in the future. Any insurance policies that we may have may not provide sufficient protection should a claim be asserted. Moreover, the occurrence of errors, whether caused by our products or the products of another vendor, may result in significant customer relation problems and injury to our reputation and may impair the market acceptance of our products and technology.

Failure To Expand Our Sales And Marketing Organizations In The U.S. And Abroad Could Limit Our Growth.

            We believe that expansion of our U.S. and international direct and indirect sales and marketing organization is necessary for our future success. Although we have recently expanded our direct sales force in North America and Europe, further expansion may be more difficult or take longer than we anticipate and we may not be able to successfully market, sell, deliver and support our products in the U.S. and abroad. We might not be able to hire or retain the kind and number of sales and marketing personnel we are targeting because competition for qualified sales and marketing personnel in our market is intense. Failure to expand our sales and marketing organizations in the U.S. and abroad could limit our growth.

Failure To Develop Strategic Relationships Could Limit Our Growth.

            We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain strategic relationships with resellers, systems integrators and distribution partners. If we are unable to maintain our existing marketing and distribution relationships, or fail to enter into additional relationships, we will have to devote substantially more resources to direct sales and marketing of our products. In addition, licenses of our products through indirect channels have been limited to date. Our existing relationships do not, and any future relationships may not, afford us exclusive marketing or distribution rights. Therefore, our partners could reduce their commitment to us at any time in the future. In addition, many of these companies have multiple relationships and they may not regard us as significant for their business. In addition, these companies may terminate their relationships with us, pursue other relationships with our competitors or develop or acquire products that compete with our products. Even if we succeed in entering into these relationships, they may not result in additional customers or revenues.

We May Experience Difficulties Managing Our Continued Growth In The U.S. And Abroad That Could Harm Our Business.

            Our recent growth and expansion have placed significant strain on our management and information systems and our administrative, operational and financial resources. We intend to continue to increase the scope of our operations in the U.S. and internationally. We expect that we will need to continue to expand our financial, managerial and reporting systems, and increase, train and manage our work force worldwide. Our anticipated future operations will continue to place a significant strain on our management systems and resources. If we are unable to manage our growth and expansion, our business may be harmed.

Future Acquisitions May Be Difficult To Integrate, Disrupt Our Business, Dilute Shareholder Value Or Divert Management Attention.

            As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we believe would complement or expand our business, augment our market coverage, enhance our technical capabilities or otherwise offer growth opportunities. Acquisitions could create risks for us, including:

•	difficulties in assimilation of acquired personnel, operations, technologies or products;

•	unanticipated costs associated with acquisitions;

•	diversion of management’s attention from other business concerns;

•	adverse effects on our existing business relationships with suppliers and customers; and

•	use of substantial portions of our available cash, including the proceeds of this offering, to consummate the acquisitions.

            In addition, if we consummate acquisitions through an exchange of our securities, you could suffer significant dilution. Any future acquisitions, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.

If We Fail To Manage Our Geographically Dispersed Organization, We May Fail To Implement Our Business Plan And Our Revenues May Decline.

            We have our principal executive offices in the U.S. and conduct our research and development primarily in Israel. In addition, we have sales offices in the U.S., Israel, Germany and the United Kingdom. Our directors, executive officers and other key employees are similarly dispersed throughout the world. Our management must devote resources to manage geographically diverse operations. In addition, conducting international operations subjects us to risks we do not face in the United States. These include:

•	currency exchange rate fluctuations;

•	seasonal fluctuations in purchasing patterns;

•	unexpected changes in regulatory requirements;

•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

•	difficulties in managing and staffing international operations;

•	potentially adverse tax consequences, including restrictions on the repatriation of earnings;

•	the burdens of complying with a wide variety of foreign laws; and

•	reduced protection for intellectual property rights in some countries.

            In addition, the expansion of our existing international operations and entry into additional international markets will require significant management attention and financial resources. Failure to manage our geographically dispersed organization could harm our business.

The Success Of Our Business Depends On Our Senior Management, Including Ilan Kinreich, Our Chief Executive Officer And President, Whose Knowledge Of Our Business And Expertise Would Be Difficult To Replace.

            Our success depends largely on the continued contributions of our senior management. In particular, we depend on the services of Ilan Kinreich, our Chief Executive Officer and President. We do not have agreements covering required terms of employment in place with our senior management team and other key personnel, including Mr. Kinreich, nor do we carry life insurance on our senior management or other key personnel. If one or more members of our senior management were to terminate their employment, we could experience delays in product development, loss of sales and diversion of management resources.

We May Not Be Able To Recruit Or Retain Additional Qualified Personnel That Could Negatively Impact Development, Sales And Support Of Our Products.

            Our success depends on our ability to attract and retain qualified, experienced employees. We will need to hire a significant number of additional sales, support, marketing, and research and development personnel in the future to increase our revenues. If we fail to attract qualified personnel or retain current employees, our revenues may not increase and could decline. Competition for qualified personnel is intense, and we may not be able to attract, assimilate or retain additional highly qualified personnel. Our future success also depends upon the continued service of our key sales, marketing and support personnel. In addition, our products and technologies are complex and we are substantially dependent upon the continued service of our existing engineering personnel. None of our key employees are bound by an employment agreement covering a required term of employment. If we are not able to recruit or retain qualified personnel, we could have difficulty developing, selling or supporting our products.

We May Not Be Able To Protect Our Intellectual Property Rights And We May Lose A Valuable Asset Or Incur Costly And Time-Consuming Litigation Attempting To Protect Our Rights.

            Our success depends upon the protection of our technology, trade secrets and trademarks. To protect our rights to our intellectual property, we rely on a combination of trade secret protection, trademark law, confidentiality agreements and other contractual arrangements. The protective steps we have taken may be inadequate to deter infringement or misappropriation. We may be unable to detect the unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. Policing unauthorized use of our products and technology is difficult. In addition, the laws of some foreign countries in which we currently or may in the future sell our products do not protect our proprietary rights to as great an extent as do the laws of the United States. Failure to adequately protect against or to promptly detect unauthorized use of our intellectual property could devalue our proprietary content and impair our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, whether or not the defense is successful. Our means of protecting our proprietary rights may not be adequate and our competitors may independently develop similar technology, or duplicate our products or our other intellectual property. We may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or know-how or to determine the scope, validity or enforceability of our intellectual property rights. Our protective measures may prove inadequate to protect our proprietary rights, and any failure to enforce or protect our rights could cause us to lose a valuable asset.

We May Be Subject To Intellectual Property Infringement Claims That, With Or Without Merit, Could Be Costly To Defend Or Settle.

            Substantial litigation regarding intellectual property rights exists in the software industry. We expect that software products may be increasingly subject to third-party infringement claims as the number of competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Third parties may make a claim of infringement against us with respect to our products and technology or claims that our intellectual property rights are invalid. Any claims, with or without merit, could:

•	be time-consuming to defend;

•	result in costly litigation;

•	divert management's attention and resources; or

•	delay product delivery.

            In addition, if our products were found to infringe a third party’s proprietary rights, we could be required to enter into royalty or licensing agreements in order to continue to be able to sell our products. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A successful claim of product infringement against us and our failure or inability to license the infringed or similar technology could harm our business.

We Do Not Have Sufficient Insurance To Cover All Of Our Potential Product Liability And Warranty Claims.

            Companies use our products to assure the performance of their web applications. In many cases, web applications serve critical business functions. The sale and support of our products may entail the risk of product liability or warranty claims based on our products not detecting critical errors or problems with web applications that fail in a “live”environment and cause companies financial loss. In addition, the failure of our products to perform to customer expectations could give rise to warranty claims. Although we seek to limit our exposure to claims under our license terms and we carry general liability insurance, it is unlikely that our insurance would cover potential claims of this type and our insurance may not be adequate to protect us from all liability that may be imposed. If we are subject to any claims, our results of operations may be harmed.

RISKS RELATING TO OUR INDUSTRY AND THE INTERNET

Our Future Revenues And Profits, If Any, Depend Upon The Widespread Acceptance And Use Of The Internet As An Effective Medium Of Business And Communication.

            Rapid growth in the use of and interest in the Internet as a medium for communication and conducting business has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet, corporate intranets and other online services as a medium of commerce and communication. Our success will depend, in large part, on the acceptance of the Internet to conduct business and on the ability of third parties to provide a reliable Internet infrastructure network with the speed, data capacity and security necessary for reliable Internet access and services. To the extent that the Internet continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements of users, the Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet could suffer, resulting in decreased users and resulting harm to our business.

Capacity Constraints May Restrict The Use Of The Internet, Resulting In Decreased Demand For Our Products.

            The Internet infrastructure may not be able to support the demands placed on it by increased usage or the limited capacity of networks to transmit large amounts of data. Other risks associated with commercial use of the Internet could slow its growth, including:

•	outages and other delays resulting from the inadequate reliability of the network infrastructure;

•	slow development of enabling technologies and complementary products; and

•	limited availability of cost-effective, high-speed access.

            Delays in the development or adoption of new equipment standards or protocols required to handle increased levels of Internet activity could cause the Internet to lose its viability as a means of conducting business, resulting in decreased use of web applications and decreased demand for our products.

If Regulation Of The Internet Increases, It Could Limit The Market For Our Products That Could Reduce Our Revenues.

            As Internet commerce continues to evolve, we expect that federal, state and foreign governments will adopt laws and regulations covering issues such as user privacy, taxation of goods and services provided over the Internet and pricing, content and quality of products and services. It is possible that legislation could expose companies involved in e-business to liability, taxation or other increased costs, any of which could limit the growth and use of web applications generally. Legislation could dampen the growth in Internet usage and decrease its acceptance as a communications and commercial medium. Because our business depends on the continued growth of web applications and the Internet generally, these laws and regulations, if enacted or promulgated, could limit the market for our products and may reduce our revenues.

Our Performance Depends On The Continued Growth In Demand For High Technology Products And Services.

            Our future success depends heavily on the continued growth in demand for products and services related to the high technology sector of the economy. In recent months, this sector has not performed as well as it has over the past few years. If demand for high technology products and services does not grow or even experiences negative growth, demand for our products and services will be reduced and our revenues will be negatively impacted. Even if there is significant market acceptance of products and services for the high technology sector of the economy, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

RISKS RELATING TO OUR LOCATION IN ISRAEL

Conditions In Israel Affect Our Operations And May Limit Our Ability To Produce And Sell Our Products, Which Could Decrease Our Revenues.

            We incorporated under Israeli law and our primary research and development facilities are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Since the establishment of the State of Israel in 1948, a state of hostility, varying in degree and intensity, has led to security and economic problems for Israel. In recent months there has been a marked increase in civil unrest and hostility between the State of Israel and the Palestinian authority. Any major hostilities involving Israel could adversely affect our results of operations, particularly if they lead to an interruption or curtailment of trade between Israel and its trading partners, a significant increase in inflation, or a significant downturn in the economic or financial condition of Israel. Despite the progress towards peace between Israel and its Arab neighbors, the future of these peace efforts is uncertain. Several Arab countries still restrict business with Israeli companies. We could be adversely affected by these restrictive laws or policies.

If Our Key Personnel Are Required To Perform Military Service, We Could Experience Disruptions In Our Business.

            A number of our key personnel in Israel have standing obligations to perform annual reserve duty in the Israel Defense Forces and are subject to be called for active military duty at any time. If our key personnel are absent from our business for a significant period of time, we may experience disruptions in our business that could affect the development, sales or technical support of our products. As a result, we might not be able to compete in the market and our results of operations could be harmed.

Because Substantially All Of Our Revenues Are Generated In U.S. Dollars, While A Portion Of Our Expenses Is Incurred In New Israeli Shekels, Or NIS, Inflation In Israel Could Harm Our Results Of Operations.

            Substantially all of our revenues are generated in U.S. dollars, while a portion of our expenses, primarily salaries and personnel expenses related to our Israeli facility, is in NIS. Our Israeli-based employees’salaries are influenced by inflation in Israel. As a result, any increase in the rate of inflation in Israel may have a negative impact on our operating results unless the inflation in Israel is offset by a devaluation of the NIS in relation to the U.S. dollar. In 1997 and 1998, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation, a reversal from prior years. However, in 1999, while the rate of inflation was 1.3%, there was an appreciation of 0.1% of the NIS against the dollar. In 2000, there was no inflation and there was an appreciation of 2.8% of the NIS against the U.S. dollar. We cannot predict any future trends in the rate of inflation in Israel or trends in the rate of exchange between the NIS and the dollar. If the dollar cost of our operations in Israel increases, our dollar- measured results of operations will be adversely affected.

Israeli Regulations May Impact Our Ability To Engage In Research And Development And Export Of Our Products In Accordance With Our Current Practices.

            Israeli law requires us to obtain a government license to engage in research and development of, and export of, the encryption technology incorporated in our products. Our current government licenses to engage in production of our encryption technology pertain to our products in their 40- and 128-bit versions and expire, respectively, May 30, 2002 and October 31, 2002. Our research and development activities in Israel would need to be modified to transfer this activity to our U.S. development organization, and our current practice of exporting our products from Israel to the U.S., with embedded encryption technology, would need to be changed if:

•	the Israeli government revokes our current licenses;

•	our current licenses are not renewed;

•	our licenses fail to cover the scope of the technology in our products; or

•	Israeli laws regarding research and development, export or use in general of encryption technologies was to change.

We Currently Benefit From Government Programs And Tax Benefits That May Be Discounted Or Reduced.

            We received grants and currently receive tax benefits under Government of Israel programs. In order to maintain our eligibility for these programs and benefits, we must continue to meet specified conditions, including making specified investments in fixed assets and paying royalties with respect to grants received. We cannot assure you that we will continue to meet all such conditions. In addition, some of these programs restrict our ability to manufacture particular products or transfer particular technology outside of Israel. If we fail to comply with these conditions in the future, the benefits received could be canceled and we could be required to refund any payments previously received under these programs or to retroactively pay tax on our income at a higher tax rate than that applying under these benefits. The government of Israel has reduced the benefits available under these programs in recent years and we cannot guarantee that these programs and tax benefits will continue in the future at their current levels or at all. If the government of Israel reduces or ends these tax benefits, our business, financial condition and results of operations could be materially adversely affected.

It May Be Difficult To Enforce A U.S. Judgment Against Us Or Our Officers And Directors, Or To Assert U.S. Securities Laws Claims In Israel Or Serve Process On Our Officers And Directors.

            We are incorporated in Israel. Our Chief Executive Officer and President resides in the United States under an L-1 visa, some of our executive officers and directors are nonresidents of the United States and a portion of our assets and the assets of these persons are located outside the United States. Therefore, it may be difficult for an investor to enforce a judgment obtained in the United States against us or any of those persons or to effect service of process upon these persons in the United States. It may also be difficult to enforce civil liabilities under U.S. federal securities laws in original actions instituted in Israel.

The New Israeli Companies Law May Cause Uncertainties Regarding Corporate Governance; Israeli Tax Law May Inhibit An Acquisition Of Us.

            The new Israeli Companies Law, 1999, which became effective on February 1, 2000, has brought about significant changes to Israeli corporate law. This law provides for new arrangements in various corporate areas, including shareholder voting rights, fiduciary obligations of shareholders and directors, mergers, tender offers, transactions involving related parties or significant shareholders, and anti-takeover provisions. Until a body of law develops with respect to this new law, uncertainties will exist regarding its interpretation. These uncertainties could have the effect of inhibiting third party attempts to acquire us, and other transactions and decisions by or involving us.

            Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than United States tax law. For example, Israeli tax law may subject a shareholder who exchanges our Ordinary Shares for shares in another corporation to immediate taxation.

FORWARD-LOOKING STATEMENTS

            Some of the statements in this prospectus constitute forward-looking statements. These statements relate to future events or other future financial performance, and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,”or “continue”or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement.

            This prospectus contains market data related to our business, our industry and the Internet. This market data includes projections that are based on a number of assumptions. If these assumptions turn out to be incorrect, actual results may differ from the projections based on these assumptions. As a result, our markets may not grow at the rates projected by these data, or at all. The failure of these markets to grow at these projected rates may have a material adverse effect on our business, results of operations and financial condition, and the market price of our Ordinary Shares.

            Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that our future results, levels of activity, performance, or goals will be achieved. We undertake no obligation to update any of the forward-looking statements after the date of this prospectus to conform such statements to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

            All net proceeds from the sale by selling shareholders of Ordinary Shares offered in this prospectus will go to the selling shareholders or their pledgees, donees, transferees, or other successors in interest. Accordingly, we will not receive any proceeds from the selling shareholders’sale of the Ordinary Shares offered hereby.

SELLING SHAREHOLDERS

The selling shareholders are offering hereby shares that have been acquired by them upon the exercise of options granted under the RadView Software Ltd. Key Employee Share Incentive Plan (1996). Persons who acquire shares from the selling shareholders may be identified as selling shareholders by means of an addendum or supplement to this prospectus.

The following table lists the selling shareholders and other information regarding the beneficial ownership of the Ordinary Shares by each of the selling shareholders as of June 30, 2001. The information is based on 16,366,572 Ordinary Shares outstanding at June 30, 2001 (including 50,600 shares that have been repurchased by us and are “dormant shares” under Israeli law), plus in each case the number of Ordinary Shares that may be acquired by the selling shareholder upon exercise of options.

Name	Number of Shares Beneficially Owned Prior to Offering (1)		Number of Shares Being Offered	Number of Shares to be Beneficially Owned After Offering (2)	Percentage of Class to be Beneficially Owned After Offering
Ilan Kinreich,	678,409	(3)	660,504	17,905	*
President and Chief
Executive Officer
Patricia Nagle	64,540		64,540	—	—
Eric McCarthy	35,205	(4)	35,205	—	—

* Less than 1% of the outstanding Ordinary Shares.

(1)	Includes all Ordinary Shares owned by the selling shareholder and Ordinary Shares which the selling shareholder has the right to acquire, through the exercise of options and warrants, within 60 days after June 30, 2001.

(2)	Includes Ordinary Shares owned by the selling shareholder and Ordinary Shares which the selling shareholder has the right to acquire, through the exercise of options, other than those being registered hereunder, within 60 days after June 30, 2001. Assumes all Ordinary Shares registered pursuant hereto will be sold, although there can be no assurance that any of the selling shareholders will offer for sale or sell any or all of the Ordinary Shares offered by them pursuant to this prospectus. Also assumes that no other Ordinary Shares are acquired or transferred by the selling shareholder.

(3)	Represents 405,005 Ordinary Shares owned of record (of which 391,100 Ordinary Shares were issued pursuant to exercise of options granted under the RadView Software Ltd. Key Employee Share Incentive Plan (1996)), 269,404 options exercisable within 60 days of June 30, 2001 and 4,000 Ordinary Shares owned of record by Mr. Kinreich's wife.

(4)	Represents 15,146 Ordinary Shares owned of record and 20,059 options exercisable within 60 days of June 30, 2001.

PLAN OF DISTRIBUTION

            We are registering the Ordinary Shares on behalf of the selling shareholders. “Selling shareholders,” as used in this prospectus, includes donees, pledgees and distributees selling shares received from a named selling shareholder after the date of this prospectus. The selling shareholders may offer their shares at various times in one or more of the following transactions, or in other kinds of transactions:

•	transactions on the Nasdaq National Market;
•	in private transactions other than through the Nasdaq National Market;
•	in connection with short sales of the shares;
•	by pledge to secure debts and other obligations;
•	in connection with the writing of non-traded and exchange-traded call options;
•	in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
•	in a combination of any of the above transactions.

            The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

            The selling shareholders may use broker-dealers to sell their shares. If this happens, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents.

            Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

LEGAL MATTERS

            The validity of the issuance of the Ordinary Shares registered under this Registration Statement relating to Israeli law has been passed upon for the Registrant by Sharir, Shiv, Friedman & Co. Law Offices, Tel Aviv, Israel.

EXPERTS

            The consolidated balance sheets of Radview Software, Ltd. as of December 31, 1999 and 2000 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2000, incorporated by reference in this registration statement have been audited by Luboshitz Kasierer, Member Firm of Arthur Andersen, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

            We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.” In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.

            This prospectus is only part of a Registration Statement on Form S-8 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room, or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The SEC allows us to “ incorporate by reference” the information we file with it in other documents, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The documents we are incorporating by reference are:

•	Prospectus dated August 9, 2000 filed with the Commission pursuant to Rule 424(b) of the Securities Act in connection with the Registrant’s Registration Statement on Form F-1 (No. 333-41526);
•	Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-31151), as amended on Form 10-K/A, filed with the Commission pursuant to the Exchange Act;
•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 0-31151) filed with the Commission pursuant to the Exchange Act;
•	The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No.0-31151) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

            We will provide any person to whom a copy of this prospectus is delivered, including beneficial owners of our Ordinary Shares, a copy of any of these filings at no cost, if such person requests such filings by writing or telephoning Brian E. LeClair our Vice President and Chief Financial Officer, at the following address and telephone number:

RadView Software Ltd. 7 New England Executive Office Park Burlington, Massachusetts 01803 (781) 238-1111

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

            The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(1)	The Registrant’s prospectus dated August 9, 2000 filed with the Commission pursuant to Rule 424(b) of the Securities Act in connection with the Registrant’s Registration Statement on Form F-1 (No. 333-41526).

(2)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2000 (File No. 0-31151), as amended on Form 10-K/A, filed with the Commission pursuant to the Exchange Act.

(3)	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 0-31151) filed with the Commission pursuant to the Exchange Act;

(4)	The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A (File No.0-31151) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

            All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

            Not applicable.

Item 5. Interests of Named Experts and Counsel.

            Not applicable.

Item 6. Indemnification of Directors and Officers.

            Our articles of association provide that, to the extent permitted by the Companies Law, we may indemnify our office holders for liability or expense incurred by an office holder as a result of an act done by him in his capacity as an office holder, as follows:

•	Financial liability imposed on him in favor of another person by a court judgment, including a settlement judgment or an arbitrator’s award approved by a court; and

•	Reasonable litigation expenses, including attorney’s fees, expended by an office holder or charged to him by a court, in proceedings filed against him by us or on our behalf or by another person, or in a criminal charge from which he was acquitted, or in a criminal charge of which he was convicted of a crime which does not require a finding of criminal intent.

            The Companies Law and our articles of association provide that, subject to certain limitations, we may undertake in advance to indemnify our office holders.

            Our articles of association provide that, to the extent permitted by the Companies Law, we may enter into a contract for the insurance of the liability of our office holders in respect of a liability imposed on an office holder as a result of an act done by him in his capacity as an office holder, including the following:

•	a breach of his duty of care to us or to another person;
•	a breach of his duty of loyalty to us, provided that he acted in good faith and had reasonable grounds to assume that his act would not harm us, or
•	financial liability imposed upon him in favor of another person.

These provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify or procure insurance for the liability of an office holder for:

•	a breach of the duty of loyalty, unless the office holder acted in good faith and had reasonable grounds to assume that the action would not harm the company;
•	an intentional or reckless breach of the duty of care;
•	an act done with the intent to unlawfully realize personal gain; or
•	a criminal fine or penalty imposed on the office holder.

            In addition, our articles of association provide that, to the extent permitted by the Companies Law, we may release an office holder, in advance, from liability, in whole or in part, for damages resulting from a breach of his duty of care to us.

            We have agreed to indemnify our office holders to the fullest extent permitted under the Companies Law. In June 2000, we procured liability insurance in the amount of $5,000,000, insuring our directors and offices in connection with their service to us.

            In July 2000, we undertook to indemnify, subject to the provisions of the Companies Law, our office holders, for liability or expense incurred thereby in connection with certain claims, specified in the arrangement, related to an action or inaction on the part of the office holder while serving in such capacity. The indemnity of any such claim will not exceed a specified maximum amount. In addition, this arrangement includes an exemption and release of our office holders from any liability related to any breach by an office holder of said officer’s duty of care to us, to the maximum extent permitted by the Companies Law.

Item 7. Exemption from Registration Claimed.

            Each of the securities listed above was (i) sold pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, or (ii) sold to persons who were neither nationals nor residents of the United States and no facilities or instrumentalities of interstate commerce were used in connection with any offer or sale thereof.

Item 8. Exhibits.

4.1	Form of Ordinary Share Certificate (Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-1, as amended, No. 333-41526, and incorporated herein by reference).

4.2	Investors Rights Agreement (Filed as Exhibit 4.2 to the Registrant's Registration Statement on Form F-1, as amended, No. 333-41526, and incorporated herein by reference).

5	Opinion of Sharir, Shiv, Friedman and Co., Law Offices, as to the legality of shares being registered.

23.1	Consent of Sharir, Shiv, Friedman and Co., Law Offices (included in opinion of counsel filed as Exhibit 5).

23.2	Consent of Luboshitz Kasierer, Member Firm of Arthur Andersen.

24	Power of Attorney (included on the signature page of this Registration Statement).

99.1	RadView Software Ltd. Key Employee Share Incentive Plan (1996) (Amended and Restated as of July 19, 2001).

99.2	RadView Software Ltd. United States Share Incentive Plan (2000) (Amended and Restated as of July 19, 2001).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Burlington, Massachusetts on August 8, 2001.

RADVIEW SOFTWARE LTD. By: /s/ Ilan Kinreich —————————————— Ilan Kinreich Chief Executive Officer and President

POWER OF ATTORNEY

            Each person whose signature appears below constitutes and appoints Ilan Kinreich and Brian LeClair, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Radview Software Ltd., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Ilan Kinreich ———————————— Ilan Kinreich	Chief Executive Officer, President and Director (principal executive officer)	August 8, 2001

/s/ Brian E. LeClair ———————————— Brian E. LeClair	Chief Financial Officer (principal financial and accounting officer)	August 8, 2001

/s/ Shai Beilis ———————————— Shai Beilis	Chairman of the Board of Directors	August 8, 2001

/s/ Robert Steinkrauss ———————————— Robert Steinkrauss	Director	August 8, 2001
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/s/ William J. Geary ———————————— William J. Geary	Director	August 8, 2001

/s/ Christopher M. Stone ———————————— Christopher M. Stone	Director	August 8, 2001

/s/ Kathleen A. Cote ———————————— Kathleen A. Cote	Director	August 8, 2001
Authorized Representative in the United States:
/s/ Brian E. LeClair ———————————— Brian E. LeClair	August 8, 2001
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RADVIEW SOFTWARE LTD.

INDEX TO EXHIBITS FILED WITH FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description

4.1	Form of Ordinary Share Certificate (Filed as Exhibit 4.1 to the Registrant's Registration Statement on Form F-1, as amended, No. 333-41526, and incorporated herein by reference).

4.2	Investors Rights Agreement (Filed as Exhibit 4.2 to the Registrant's Registration Statement on Form F-1, as amended, No. 333-41526, and incorporated herein by reference).

5	Opinion of Sharir, Shiv, Friedman and Co. Law Offices, as to the legality of shares being registered.

23.1	Consent of Sharir, Shiv, Friedman and Co. Law Offices (included in opinion of counsel filed as Exhibit 5).

23.2	Consent of Luboshitz Kasierer, Member Firm of Arthur Andersen.

24	Power of Attorney (included on the signature page of this Registration Statement).

99.1	RadView Software Ltd. Key Employee Share Incentive Plan (1996) (Amended and Restated as of July 19, 2001).

99.2	RadView Software Ltd. United States Share Incentive Plan (2000) (Amended and Restated as of July 19, 2001).